EMPLOYMENT AGREEMENT

                                  THIS EMPLOYMENT AGREEMENT (the "Agreement") is
made and entered into this 28th day of July, 1997, and is effective as of its execution (the "effective date") between AQUA CLARA BOTTLING & DISTRIBUTION, INC., a Colorado for profit corporation registered to do business in Florida, (the "Company"), and Rand L.
Gray (the "Employee").

                                  WHEREAS, the Company is a Colorado for profit
corporation registered to do business in Florida; and

                                  WHEREAS, the Company's business plan calls for
it to engage in the bottling and distribution of water to the general public and the acquisition of water treatment companies;
and

                                  WHEREAS, the Employee is an accountant who has
significant business experience;

                                  WHEREAS, the Company is desirous of employing
Employee as its Treasurer under the below-described terms and conditions; and

                   WHEREAS, the Employee is desirous of being employed by the Company under the below-described terms and conditions; and

                                  WHEREAS, it is the intent of the Company that
all officers and management employees will execute an employment agreement as a condition of their employment; and

                                  NOW, THEREFORE, in consideration of the mutual
agreements herein made, the Company and Employment do hereby agree as follows:

                                     1   Employment.  The Company hereby employs
the Employee, and Employee hereby accepts employment, upon the terms and conditions hereinafter set forth.

                                  2.      Authority and Power During Employment
Period. The duties of Employee shall be subject to the discretion and direction of the Company's officers and directors. Employee shall devote full attention to and render exclusive full time services to the Company and shall be employed solely by the Company according to the terms of this Agreement.

                                     The employee is being retained to hold the
office of Treasurer of Aqua Clara Bottling & Distribution, Inc. The Company has made Employee aware, and the Employee agrees, that his duties will not be limited strictly to financial matters and that his opinions and secondary duties may also include human resources, employee benefits, customer service, marketing, advertising and promotion, and general operations where Employee's experience can be used to best benefit the Company and its shareholders.

                                     3.      Term.  The term of the employment
hereunder will commence upon execution of this Agreement and shall



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continue for one (1) year.  Such term shall  automatically  be extended for each successive year thereafter, unless i) the parties mutually agree in writing to alter or amend the terms of the Agreement, or ii) one or goth of the Paries exercise their rights, pursuant to Paragraph 9 herein, to terminate this employment relationship.

        a. Probationary Period. Notwithstanding the foregoing, Employee has been advised and acknowledges that he, as with all Company employees, is subject to a ninety (90) day probationary period.

 4.      Compensation. a.      Salary.
For all services rendered by Employee, pursuant to the terms of this Agreement, and in consideration of the execution of this Agreement by Employee, the Company shall pay Employee Seventy Two Thousand Dollars ($72,000) per year which salary shall be paid as follows:

    i. Forty-two thousand ($42,000) of which shall be paid in cash on a twice monthly basis; and

    ii. Thirty thousand dollars ($30,000) of which will be accrued, which accrual shall be secured and upon which shall be paid at a reasonable interest rate.

   iii.     Salary
Accruals - Employee has been advised that John McAvoy and John Plunkett, II, are also being paid upon the same percentages of the accrued amounts as any accruals paid to either John McAvoy or John Plunkett, II. In the event that either John McAvoy or John Plunkett are offered the opportunity to convert their accrued wages into equity, then Employee shall be offered the same right of conversion upon the same terms and conditions.

            iv.  Salary
Increases. Employee has been advised and acknowledged and said he is aware that John McAvoy and John Plunkett, II, have like salaries accruing in like amounts. It has been specifically agreed that employee will receive a salary increase at the same time that John McAvoy and/or John Plunkett, II receive a salary increase and that Employees of the first salary increase shall be equal to that awarded to John McAvoy or John Plunkett, II.

    b.    Aqua Clara Common Stock.
As and for additional compensation to Employee, the Company agrees to issue, in Employee's name, two hundred fifty thousand (250,000) shares of its Common Stock upon the following issuance and delivery schedule.

        i.       Fifty
thousand (50,000) shares of its Common Stock upon Employee's completion of his ninety day (90) probationary period;
 ii.    Fifty thousand (50,000) shares of its Common Stock in twelve (12) month



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increments until all of the shares have been issued and delivered to Employee.

                                5.      ESOP and ESAP.  The Company agrees that
for a period of three (3) years, Employee shall be awarded common stock pursuant to any stock award or stock option programs in an amount equal to common stock offered to John McAvoy or Stuart Frank pursuant to the Company's ESOP or ESAP programs.

                               6.      Benefits.  Employee shall be entitled to
participate in the Company's benefit programs maintained by the Company for the benefit of employees, in general, in accordance with and pursuant to the terms of all such plans. Employee shall also be entitled to receive any other benefits as may, from time to time, be awarded to him by the Board of Directors.

                                7.      Expenses.  The Company shall reimburse
Employee for all authorized and reasonable expenses incurred by Employee during his employment by the Company. Employee shall be reimbursed expenses a reasonable time after submitting an expense report in the form provided by and in compliance with the Company's policies.

8.Covenant Not to Compete and Non-Disclosure of Information. Covenant Not to Compete. Employee acknowledges and recognizes the highly competitive nature of Company's business, and that the goodwill, continued patronage, information and business contacts, including clients, constitute a substantial asset of the Company having been acquired through considerable time, money and effort. Accordingly, in consideration of the execution of this Agreement, Employee agrees to the following: i.During the Restrictive Period (as hereinafter defined), within the Restricted Area (as hereinafter defined), Employee will not individually, or in conjunction with others, directly or indirectly engage in any business activities, whether as an officer, director, proprietor, employer, partner, independent contractor, investor (other than as a holder of less than five percent (5%) of the outstanding capital stock of the corporation), consultant, advisor, agent or otherwise, which conflict with the Company's business or Employee's duties. ii.During the Restrictive Period and within the Restricted Area, Employee will not directly or indirectly compete with the Company by soliciting, inducing or influencing any individuals having business or prospective relationships with the Company to discontinue or reduce the extent of such relationship with the Company, or to support any business ventures by Employee in violation of this Agreement. iii.During the Restrictive Period and within the Restrictive Area, Employee will not (a) directly or indirectly recruit, solicit or otherwise influence any employee or agent of the Company to discontinue such employment or agency relationship with the Company, or (b) employ or seek to employ, or cause, assist, or permit any business which competes directly or indirectly with the Company to employ or seek to employ, any agent or employee of the Company.

         iv. During the Restrictive Period, Employee will not interfere with or disrupt or attempt to disrupt any past, present or prospective relationship, contractual or otherwise, between the



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Company and any customer, employer or agent of the Company.

v. This covenant is a restrictive covenant and Employee has knowingly and willingly granted this to the Company and that, further, the entire Employment Agreement is contingent upon said covenant.

      b. Non-Disclosure of Information. Employee acknowledges that the Company's trade secrets, private or secret processes, methods and ideas, as they exist from time to time, customer lists and information concerning the Company's products, services, training methods, development, technical information, marketing activities and procedures, credit and financial data concerning the Company, access to and knowledge of the industry in which the Company's business is and will be conducted, Employee agrees that all Proprietary Information heretofore or in the future obtained by the Employee as a result of the Employee's association with the Company shall be considered confidential.

    In recognition of this fact, Employee agrees that Employee will never use or disclose any of such Proprietary Information for the Employee's own purposes or for the benefit of any person or other entity or organization (except the Company) under any circumstances, unless the Employee is compelled by court order to disclose such Proprietary Information, or unless Employee obtains prior written permission from the Company to disclose such Proprietary Information.

      c. Documents. "Documents" shall mean all original written, recorded or graphic matters whatsoever, and any and all copies thereof, including, but not limited to: paper; books; records; tangible things; correspondence; communications; telex messages; memoranda; work-papers; reports; affidavits; statements; summaries; analysis; evaluations; client records and information; agreements; agendas; advertisements; instructions; charges; manuals; brochures; publications; directories; industry lists; schedules; price lists; client lists; statistical records; training manuals; books of accounts; records and invoices reflecting business operations; E-mail; computer printouts; computer disks; and all things similar to any of the foregoing however denominated.

      d. Restrictive Period. "Restrictive Period" shall be deemed to be during the Term of this Agreement and any extension thereof, and for a period of twenty-four (24) months following termination of this Agreement, regardless of the reason(s) for termination.

      e. Restricted Area. "Restricted Area" shall be deemed to mean within the State of Florida, Costa Rica, or any other geographical locale that the Company is doing business in or has plans to do business in, including Central America, the Caribbean, and the Southeast United States.

    It is understood by and between the Company and Employee that the foregoing covenants in Paragraphs 8a. and 8b. are essential elements of this Agreement, and that but for the agreement by employee to comply with such covenants the Company would not have agreed to enter into this Agreement. Such covenants by Employee shall be construed to be agreements independent of any other provisions of this Agreement, and shall survive the termination of



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this  Agreement  and  Employees  employment  with the  Company  for a period  of twenty-four  (24) months after the termination of Employee's  employment or five
(5) years from the execution of this Agreement, whichever is longer. The existence of any other claim or cause of action, whether predicated on any other provision of this Agreement, or otherwise, as a result of the relationship between the Parties, shall not constitute a defense to the enforcement of such covenants against Employee.

      f.   Remedies.
         i. Employee acknowledges and agrees that the Company's remedy at law for a breach or threatened breach of any of the provisions of Paragraphs 8a. and 8b. herein would be inadequate and the breach shall be deemed as causing irreparable harm to the Company. In recognition of this fact, in the event of a breach by Employee of any of the provisions of Paragraphs 8a. and 8b., Employee agrees that, in addition to any remedy at law available to the Company, including, but not limited to, monetary damages, all rights of Employee to payment or otherwise under this Agreement and all amounts then or thereafter due Employee from the Company under this Agreement may be terminated and the Company, without posting any bond, shall be entitled to obtain and Employee agrees not to oppose the Company's request for equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction, or any other equitable remedy which may be then available to the Company.

         ii. Employee acknowledges that the granting of a temporary injunction, temporary restraining order or permanent injunction, merely prohibiting the use of Proprietary Information would not get an adequate remedy upon breach or threatened breach of Paragraphs 8a. and 8b. and consequently agrees, upon proof of any such breach, to the granting of injunction relief prohibiting any form of competition with the Company. Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach.

      g.   Attorney's Fees.               Employee agrees that in the event the
Company is required to engage an attorney to enforce the terms of the covenants in Paragraphs 8a. and 8b. of this Agreement, Employee shall pay all costs and expenses, whether or not a suit or complaint is filed in any court of competent jurisdiction, including a reasonable attorney's fee for the Company's attorney.

    9.   Working Conditions.                   Employee
shall have an office and support staff, including stenographic help and other facilities and services as are suitable and appropriate for the performance of his duties. Employee shall keep normal business hours and conduct business at the Company's offices.

    10.    Termination.
      a. Termination Without Cause. the Company and the Employee may terminate this Agreement without cause upon giving sixty (60) days prior written notice. During such sixty (60) day period, Employee shall continue to perform his duties pursuant to this Agreement, and the Company shall continue to compensate Employee in accordance with this Agreement.



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    11.    Termination
      b.   Mutual Agreement.                 The Company
and Employee may terminate this Agreement by mutual agreement.

      c. Immediate Termination. This Agreement may be terminated immediately by the Company upon the occurrence of any of the following events:

         i.   Any material violation of this Agreement; or
         ii.     The death of Employee; or
         iii.    The disability or incapacity of Employee; or
         iv. The willful engagement and misconduct that is materially injurious to the Company, monetarily or otherwise; or
         v. Employee's commission of any act or acts constituting a felony under the laws of the United States or any State thereof.

      d.   Termination After Failure to Cure Breach.  If the
Employee commits a material breach of any provision of this Agreement, the Company may terminate the Agreement at any time, if after providing written notice to Employee of the alleged breach or failure, the breach or failure remains uncured for a period of ten (10) days after receipt of such notice.

    11. Notices. Any notice required or permitted to be given under the terms of this Agreement shall be sufficient if in writing and if sent postage prepaid by registered or certified mail, return receipt requested; by overnight delivery; by courier; or by confirmed telecopy, in the case of the Employee to the Employee's last place of business or residence as shown on the records of the Company, or in the case of the Company to its principal office, or such other place as the Company may designate.

    12.    Miscellaneous.
      a. Further Assurances. At any time, and from time to time, each Party will execute such additional instruments and take such action as may be reasonably requested by the other Party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

      b.   Costs and Expenses.               Each Party
hereto agrees to pay its own costs and expenses incurred in negotiating this Agreement and consummating the transactions described herein.

      c.   Time.          Time is of the essence.

      d.   Entire Agreement.                 This
Agreement constitutes the entire Agreement between the Parties hereto with respect to the subject matter hereof.  It supersedes all prior negotiations, letters and understandings relating to the subject matter hereof.
      e.   Amendment.           This Agreement may not be amended, supplemented
or modified in whole or in part except by an instrument in writing signed by the Party or Parties against whom enforcement of any such amendment, supplement of modification is sought.

      f.   Choice of Law.            This Agreement will be interpreted,
construed and enforced in accordance with the laws of the State of



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Florida.

      g.   Headings.                 The section and subsection headings in this
Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

      h.   Pronouns.                All pronouns and any variation thereof shall
be deemed to refer to the masculine, feminine, neuter, singular, or plural as the context may require.

      i.   Construction.                     This
Agreement shall be construed neither against nor in favor of either of the Parties hereto, but rather in accordance with the fair meaning thereof.

      j. Effect of Waiver. The failure of any Party at any time or times to require performance of any provision of this Agreement will in no manner affect the right to enforce the same. The waiver by any Party of any breach of any provision of this Agreement will not be construed to be a waiver by ant such Party of any succeeding breach of that provision or a waiver by such Party of any breach of any other provision.

      k. Severability The invalidity, illegality or unenforceability of any provision or provisions of this Agreement will not affect any other provision of this Agreement, which will remain in full force and effect, nor will the invalidity, illegality or unenforeceability of a portion of any provision of this Agreement affect the balance of such provision. In the event that any one or more of the provisions contained in this Agreement or any portion thereof shall for any reason be held to be invalid, illegal or unenforceable provision had never been contained herein. If any court determines that any provision of Paragraph eight (8) hereof is unenforceable because of the duration or scope of such provision, such court shall have power to reduce the scope or duration of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.

      l.   Binding Nature.              This Agreement will be binding upon and
will inure to the benefit of any successors of the Company.

      m.   Counterparts.               This Agreement may be executed in one
or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

    Employee acknowledges that he has read all of the terms of this Agreement, fully understands them, has made a voluntary decision to execute this Agreement and agrees to abide by its terms and conditions.

    IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written in Pinellas County, Florida.

WITNESSES:                AQUA CLARA BOTTLING & DISTRIBUTION, INC.,
      a Colorado corporation






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Print:           By:  John S. McAvoy
      Its: President


               (Corporate Seal)




Print:           Rand L Gray
            "EMPLOYEE"




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                        AMENDMENT TO EMPLOYMENT AGREEMENT

    This Amendment is made and entered into this 30th day of July, 1997 and is retroactively effective to July 28, 1997, the date of the execution of the Employment Agreement. This Amendment is by and between Aqua Clark Bottling and Distribution, Inc. and Rand L.
Gray, "Employee".

    4.   Compensation
      b. Aqua Clara Common Stock. As and for additional compensation to Employee, the Company agrees to immediately have issued in Employee's name, two hundred fifty thousand (250,000) shares of its Common Stock. The Company shall deliver to Employee fifty thousand (50,000) shares of its Common Stock as soon as Employee's 90 day probationary period is completed. Thereafter, the Company will deliver to Employee fifty thousand (50,000) shares of its Common Stock in twelve (12) month installations until all of the shares have been delivered to Employee. Shares which have not been delivered to Employee will be held in escrow pursuant to an Escrow Agreement, by the Company's attorney or other designated or mutually agreed upon escrow agent. In the event that the employment relationship between the Company and the Employee ceases before all of the above-described Common Stock have been delivered to Employee, then Employee agrees to execute all necessary documents to have the undelivered Common Stock reissued in the Company's name. For all Common Stock being held in escrow, Employee agrees to execute a proxy agreement whereby the Company or its designee, shall have the right to vote the undelivered Common Stock. The Company agrees that Employee may designate any sitting board member as his proxyholder by written notice to the Company.


WITNESSES:                           AQUA CLARK BOTTLING & DISTRIBUTION, INC.




Print:           By:   JOHN S. McAVOY
      Its:  President




Print         RAND L. GRAY
      Employee




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